April 4, 2012

Via Hand Delivery

Mr. Joseph M. Redling

Chief Executive Officer

NutriSystem, Inc.

Fort Washington Executive Center

600 Office Center Drive

Fort Washington, PA 19034

Dear Joe:

Reference is hereby made to your employment agreement with NutriSystem, Inc. (the "Company") dated August 6, 2007, as amended through July 20, 2011 (your "Employment Agreement").

You have indicated to us your intention to resign from employment, under the terms set forth in this letter, upon expiration of the current term of your Employment Agreement (i.e., on September 30, 2012) or on such earlier date as the Company may request on not less than fifteen (15) days prior written notice to you (September 30, 2012 or such earlier date requested by the Company is referred to herein as your "Cessation Date"). The Company accepts this as notice of nonrenewal under Section 3 of your Employment Agreement.

Between the date of this letter and the Cessation Date, you and the Company have agreed that you will continue to serve as our Chief Executive Officer. Your execution of this letter will evidence your immediate resignation as Chairman of the Board, and your resignation as a member of the Board effective on the Cessation Date.

Provided that:

(i) your employment with the Company is not terminated prior to the Cessation Date either (x) by you voluntarily (other than, for avoidance of doubt, due to your death or disability) or (y) by the Company for "cause" under Section 10 of the Employment Agreement; and

(ii) you execute and deliver a mutual general release of claims with respect to the Company and its affiliates within twenty-one (21) days following the Cessation Date (and do not thereafter timely revoke such release in accordance with its terms), which release (x) shall not release any claims or rights you or the Company or its affiliates may then or thereafter have under any plan, program, agreement or arrangement of the Company or any of its affiliates (collectively, "Company Arrangements"), (y) shall address no subject matter other than releases and indemnification against released claims, and (z) shall become null and void if not countersigned by the Company, and delivered to you, within ten (10) days after you deliver it to the Company;

then the Company agrees to treat the termination of your employment on the Cessation Date as a termination by the Company without "cause" (or its equivalents) for purposes of Section 12 of your Employment Agreement and any other applicable Company Arrangements. For purposes of determining the amount of payments and benefits due to you under Section 12 of your Employment Agreement, your employment will be deemed to have terminated on September 30, 2012, even if the Company requests that the Cessation Date occur on an earlier date. For avoidance of doubt, you agree to waive any and all rights to resign from employment prior to the Cessation Date for Good Reason under clause (i), (ii) or (iv) of the definition of Good Reason in your Employment Agreement (or under any equivalent provisions of any other applicable Company Arrangement).

Nothing in this letter is intended to amend the terms of any applicable Company Arrangement, except to the extent expressly provided herein. You and the Company each agree to use best reasonable efforts to agree upon a detailed separation agreement, and a form of mutual release, in each case consistent with the terms of this letter, prior to the Cessation Date. To evidence your agreement with the terms of this letter, please countersign it in the space provided below and return it to me.

Sincerely,

/s/ David D. Clark

David D. Clark

Executive Vice President & CFO

Agreed on this 4th day of April, 2012:

/s/ Joseph M. Redling

Joseph M. Redling